Exhibit 99.1

Press Release

MagnaChip Announces Proposed Private Offering Of $225 Million of Senior Notes

SEOUL, South Korea and CUPERTINO, Calif., July 15, 2013 — MagnaChip Semiconductor Corporation (“MagnaChip”) (NYSE: MX), a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products, announced today that it is proposing to offer in a private placement $225 million in aggregate principal amount of senior notes due 2021 (the “Notes”). The net proceeds of this offering are intended to be used to redeem all of its subsidiaries’ outstanding 10.500% Senior Notes due 2018, including applicable premium and accrued interest, and to pay related fees and expenses of the offering.

The Notes to be offered will not be registered under the Securities Act of 1933 (the “Securities Act”) or the securities laws of any other jurisdiction. As a result, they may not be offered or sold in the United States or to any U.S. persons absent registration or an applicable exemption therefrom. Accordingly, the Notes will be offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. A confidential offering memorandum will be made available to such eligible holders. The offering will be conducted in accordance with the terms and subject to the conditions set forth in the offering memorandum.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sales of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Safe Harbor for Forward-Looking Statements

Information in this release regarding the intent of the MagnaChip to offer and sell Notes and the intended use of proceeds therefrom are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including risks and uncertainties related to market conditions. MagnaChip cannot assure you that the offering will be completed on the anticipated terms, or at all. All forward-looking statements included in this release are based upon information available to MagnaChip as of the date of this release, which may change, and MagnaChip assumes no obligation to update any such forward-looking statements. You should carefully read and consider the information set forth under “Risk Factors” and other risks detailed from time to time in MagnaChip’s filings with the SEC, including MagnaChip’s Form 10-Q filed on May 3, 2013 and subsequent registration statements, amendments or other reports that MagnaChip may file from time to time with the SEC and/or make available on its website. MagnaChip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

CONTACTS:

In the United States: Robert Pursel Director of Investor Relations Tel. 408-625-1262 robert.pursel@magnachip.com	In Korea: Chankeun Park Senior Manager, Public Relations Tel. +82-2-6903-3195 chankeun.park@magnachip.com

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